UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive, Suite 2300 McLean, Virginia	22102-5011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 738-2840

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2010, Global Defense Technology & Systems, Inc. (the “Company”), together with its subsidiaries, Global Strategies Group (North America) Inc., The Analysis Corp. and GTEC Cyber Solutions, Inc. (formerly known as Zytel Corporation), collectively as Borrowers, entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with SunTrust Bank as Administrative Agent and Lender, SunTrust Robinson Humphrey as Joint Lead Arranger and Sole Book Manager, Wells Fargo Securities, LLC as Joint Lead Arranger, and the several Lenders from time to time party thereto.

The Loan Agreement provides for a revolving credit facility of up to $100 million, a swingline facility of up to $10 million and the extension of letters of credit up to an aggregate amount of $2.5 million. Subject to certain conditions, from time to time the Borrowers may request that the size of the revolving credit facility be increased up to $140 million. The revolving credit facility matures on December 10, 2013.

Loans under the revolving facility will take the form of, at the Company’s election, an index rate loan, a base rate loan, or a LIBOR loan, with the interest rate determined by the form of the loan, plus an applicable margin. Loans under the swingline facility will be index rate loans. At the outset of the Loan Agreement, the applicable margin will be (a) 3.25% for LIBOR loans under the revolving facility and for index rate loans under either of the revolving or swingline facilities or (b) 2.25% for base rate loans under the revolving facility, in each case to be adjusted quarterly based on the Borrowers’ total leverage ratio. The maximum applicable margin is 3.50%. The total leverage ratio is the ratio of debt to EBITDA, adjusted as described in the Loan Agreement, for the Borrowers and their subsidiaries on a consolidated basis.

Loans made under the Loan Agreement are collateralized by a security interest in substantially all of the Borrowers’ assets.

The Loan Agreement replaces that certain Loan and Security Agreement dated as of February 3, 2010 by and among the Company, Global Strategies Group (North America) Inc. and The Analysis Corp., collectively as Borrowers, SunTrust Bank as Administrative Agent and Lender and SunTrust Robinson Humphrey as Lead Arranger and Book Manager (the “Old Loan Agreement”). The Old Loan Agreement provided for a revolving credit facility of up to $50 million, a swingline facility of up to $10 million and extensions of credit up to $2.5 million. The Old Loan Agreement was scheduled to terminate on January 31, 2013.

The Loan Agreement contains, as did the Old Loan Agreement, certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, on the ability to make certain payments and investments, and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions and (b) financial maintenance covenants, including, but not limited to, a level of minimum net worth, a level of minimum EBITDA, a maximum total leverage ratio, and a minimum fixed charges coverage ratio. The Loan Agreement also contains, as did the Old Loan Agreement, representations and warranties, affirmative covenants and events of default, including certain cross defaults with any other indebtedness held by a Borrower, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the Loan Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Loan Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Loan and Security Agreement, dated as of December 10, 2010, by and among Global Defense Technology & Systems, Inc., Global Strategies Group (North America) Inc., The Analysis Corp. and GTEC Cyber Solutions, Inc., as Borrowers, SunTrust Bank as Administrative Agent, SunTrust Robinson Humphrey as Joint Lead Arranger and Sole Book Manager, Wells Fargo Securities, LLC as Joint Lead Arranger, and the several Lenders from time to time party thereto.*

*	Certain of the appendices and exhibits to the Loan Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Global Defense Technology & Systems, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted appendices and exhibits upon request therefore by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

Date: December 14, 2010	/s/ John Hillen

John Hillen, President and Chief Executive Officer